Exhibit 10.7

THIS SUBSCRIPTION AGREEMENT (this “Agreement”) is made on 9th August 2021

BETWEEN:

(1)	OPTILAN HOLDCO 3 LIMITED, a private company incorporated in England and Wales whose registered office is at C/O Aztec Financial Services (UK) Limited Forum 4, Solent Business Park, Parkway South, Whiteley, Fareham, Hampshire, England, PO15 7AD (the “Company”); and

(2)	DARKPULSE, INC, a corporation incorporated in Delaware with its registered office at 1345 Avenue of the Americas, 2nd Floor, New York, NY 10105, United States of America (“DarkPulse”),

together the “Parties” and each a “Party”.

RECITALS:

(A)	DarkPulse wishes to subscribe for certain Shares (as defined below) in the capital of the Company and the Company wishes to allot those Shares to DarkPulse.

(B)	This Agreement sets out on the terms and conditions upon which the Shares shall be allotted to DarkPulse.

IT IS AGREED as follows:

1.	SUBSCRIPTION FOR THE SUBSCRIPTION SHARES

1.1	On the date hereof, DarkPulse hereby subscribes for, and the Company hereby issues to it 4,000,000 Ordinary Shares (the “Subscription Shares”) for an aggregate subscription price of £4,000,000 (the “Subscription Consideration”) in accordance with the funding schedule in clause 1.2.

1.2	DarkPulse shall pay the Subscription Consideration to the Company (to the account notified to DarkPulse by the Company) for the Subscription Shares and provide evidence of such payment according to the following schedule:

(a)              £250,000 on the date hereof;

(b)             £1,250,000 by 11:59pm on 16 August 2021;

(c)              £1,250,000 by 11:59pm on 23 August 2021; and

(d)             £1,250,000 by 11:59pm on 30 August 2021.

1.3	Following receipt of payment of a tranche of the Subscription Consideration, the Company shall instruct the company secretary to issue and allot to DarkPulse the portion of Subscription Shares proportionate to the tranche of Subscription Consideration paid, update the Company’s registers accordingly and make all relevant filings to Companies House.

1.4	The Subscription Shares shall be allotted as validly issued, credited as fully paid, and free and clear of all encumbrances.

2.	ANNOUNCEMENTS AND CONFIDENTIALITY

2.1	Except as required in connection with a Party’s performance of its obligations under this Agreement, no Party shall disclose to any other person the terms of this Agreement, the existence of this Agreement or any information or document provided by any Party to another Party unless the disclosure (a) occurs with the prior written consent of the other Party, (b) comes into the public domain otherwise than as a result of a breach of this clause 2 by any Party, (c) is to those of the Party’s employees, affiliates, shareholders, and advisers, including legal and financial advisers, insurance brokers and auditors who need to know such information in connection with the performance of their professional responsibilities and are advised of the confidential nature of the information, (d) is required in order to fulfill the obligations of a Party under this Agreement, or (e) is legally required by law or any regulatory body or any court or arbitral tribunal.

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2.2	No announcement or press release circular in connection with the existence or the subject matter of this Agreement shall be made or issued by or on behalf of any Party without the consent of both Parties.

3.	MISCELLANEOUS

3.1	The provisions contained in each clause of this Agreement shall be enforceable independently of each of the others and its validity shall not be affected if any of the others is invalid. If any of those provisions is void but would be valid if some part of the provision were deleted, the provision in question shall apply with such modification as may be necessary to make it valid.

3.2	A waiver of any right, power, privilege or remedy provided by this Agreement must be in writing and may be given subject to any conditions thought fit by the grantor. For the avoidance of doubt, any omission to exercise, or delay in exercising, any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of that or any other right, power, privilege or remedy. A waiver by a Party of any right, power, privilege or remedy provided by this Agreement shall not constitute a waiver of any other breach or default by the other Party and shall not constitute a continuing waiver of the right, power, privilege or remedy waived or a waiver of any other right, power, privilege or remedy. Any single or partial exercise of any right, power, privilege or remedy arising under this Agreement shall not preclude or impair any other or further exercise of that or any other right, power, privilege or remedy.

3.3	Any variation of, or amendment to, this Agreement is valid only if it is in writing and signed by or on behalf of the Parties.

3.4	This Agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any Party (including any duly authorised representative of a Party) may enter into this Agreement by executing a counterpart. Pdf and electronically transmitted signatures shall be valid and binding to the same extent as original signatures.

3.5	None of the rights or obligations under this Agreement may be assigned or transferred without the prior written consent of the Parties.

3.6	Nothing in this Agreement shall be deemed to constitute a partnership between the Parties or constitute any Party the agent of any other Party for any purpose.

3.7	A person who is not a Party may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

3.8	This Agreement constitutes the entire agreement between the Parties relating to the subject matter of this Agreement and supersede and extinguish any prior drafts, agreements, undertakings, representations, warranties and arrangements of any nature whatsoever, whether or not in writing, between the Parties in relation to the subject matter of this Agreement.

4.	GOVERNING LAW AND DISPUTE RESOLUTION

4.1	This Agreement, and any non-contractual disputes arising out of or in connection with it, are governed by, and shall be construed in accordance with, the laws of England and Wales, and subject to the exclusive jurisdiction of the Courts of England and Wales.

4.2	Notwithstanding the foregoing, the Parties agree that either of them may seek interim measures including injunctive relief in relation to the provisions of this Agreement or the Parties’ performance of it from any court of competent jurisdiction.

5.	LANGUAGE

The language of this Agreement and the transactions envisaged by it is English and all notices to be given in connection with this Agreement must be in English. All demands, requests, statements, certificates or other documents or communications to be provided in connection with this Agreement and the transactions envisaged by it must be in English or accompanied by a certified English translation; in this case the English translation prevails unless the document or communication is a statutory or other official document or communication.

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AS WITNESS this Agreement has been signed by the Parties (or their duly authorised representatives) on the date stated at the beginning of this Agreement.

OPTILAN HOLDO 3 LIMITED	)
)
	)	/s/ Adrian Bannister
Name: Adrian Bannisert
Title: Director

DARKPULSE, INC.		/s/ Dennis O’Leary
Name: Dennis O’Leary
Title: Chief Executive Officer

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